Exhibit 5.4

11 S. Meridian Street

Indianapolis, IN 46204-3535

317-236-1313

317-231-7433 (Fax)

www.btlaw.com

July 20, 2018

Vistra Energy Corp.

6555 Sierra Drive

Irving, Texas 75039

Re: Guarantee by Dynegy Commercial Asset Management, LLC

Ladies and Gentlemen:

We have acted as special counsel to Dynegy Commercial Asset Management, LLC, an Ohio limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), by Vistra Energy Corp., a Delaware corporation (the “Issuer”), and certain wholly-owned subsidiaries of the Issuer, including the Company (collectively, the “Guarantors”), relating to the registration of $850,000,000 aggregate principal amount of the Issuer’s 8.125% Senior Notes due 2026 (the “New Notes”) and the related guarantees (each, a “New Guarantee,” and collectively, the “New Guarantees”) by the respective Guarantors.

The New Notes and the New Guarantees will be offered in exchange for an equivalent aggregate principal amount of the Issuer’s outstanding unregistered 8.125% Senior Notes due 2026 (the “Old Notes”) and the related guarantees (each, an “Old Guarantee,” and collectively, the “Old Guarantees”) of the Old Notes by each of the respective Guarantors. The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued under an Indenture, dated August 21, 2017 (the “Indenture”), among the Issuer, the Guarantors, and Wilmington Trust, National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, and the written consent of Dynegy Resource I, LLC, in its capacity as sole member of the Company, relating to the Registration Statement, the Indenture, and the issuance by the Company of the Old Guarantee and the New Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Atlanta            California         Chicago        Delaware        Indiana        Michigan        Minneapolis         Ohio        Texas        Washington, D.C.

Vistra Energy Corp.

July 20, 2018

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Guarantee by the Company will be a valid and binding obligation of the Company when:

(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii) the New Notes shall have been duly executed by an authorized officer of the Issuer, on behalf of the Issuer, and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto, and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption in clause (i), (ii), or (iii) insofar as such assumption relates to the Company. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by the Company under the terms of the Indenture.

The opinions expressed below are limited to the published laws, rules, regulations, or judicial or administrative decisions in the State of Ohio, in effect as of the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Vistra Energy Corp.

July 20, 2018

Very truly yours,

/s/ Barnes & Thornburg LLP